EXHIBIT 4.3

WARRANT REPURCHASE AGREEMENT

(2004 Series C2 Warrants)

                This Warrant Repurchase Agreement (the “Agreement”) is entered into by and between TGC Industries, Inc., a Texas corporation (“Company”), and                                  (“Seller”).

                WHEREAS, in December of 2004 Company issued a series of warrants exercisable into Company’s Common Stock known as the 2004 Series C2 Warrants (the “Warrants”), and Seller is at this time the owner of                       Warrants;

                AND WHEREAS, as a result of the “anti-dilution” clause contained in the Agreement, each Warrant is currently exercisable into                     shares of the Company’s Common Stock at an exercise price of $0.91 per share.

                AND WHEREAS, Company and the holders of the Warrants have agreed that, in order to make Company a more attractive candidate for acquisition by simplifying the Company’s capital structure and eliminating the Warrant holders’ “piggy-back” registration rights (which are objectionable to underwriters), such holders will sell all of their Warrants to Company.

                NOW, THEREFORE, in consideration of the foregoing and the covenants of the parties set forth herein, it is hereby agreed as follows:

                Subject to the terms and conditions set forth herein, Seller agrees to sell all of Seller’s Warrants to Company, and Company agrees to repurchase and cancel all of such Warrants.  Such Warrants constitute all of the issued and outstanding 2004 Series C2 Warrants owned by Seller.

                Seller is entitled to receive that cash amount (the “Purchase Price”) which is equal to:  $9.16 [the average of the closing prices of the Company’s Common Stock during the period beginning on September 18, 2007, and ending on October 1, 2007, minus the current exercise price per Warrant ($0.91)] times the number of shares of Common Stock underlying the  2004 Series C2 Warrants held by Seller.  Accordingly, Company shall pay to Seller a total purchase price of $              .

                Within thirty (30) days after the determination of the Purchase Price, Company shall be obligated to pay to Seller the amount of the Purchase Price.

                Promptly after the signing of this Agreement by Seller, Seller shall forward the certificate or certificates representing the Warrants being repurchased by Company to Ms. Julia Gardner, 201 Main Street, Suite 2200, Fort Worth, Texas 76102.

                Ms. Gardner will deliver to Company such certificate or certificates with instructions to Company to pay to Seller the amount of the Purchase Price.  Company covenants and agrees that upon receipt of such certificate or certificates, Company shall cancel the Warrants so that they will no longer be issued and outstanding.

                Seller represents that:  (a) Seller has good and valid title to the Warrants free and clear of any security interest, pledge, lien, encumbrance, or other adverse claim; and (b) Seller has full legal right and power to sell, transfer, and deliver the Warrants to Company.

                Company represents that it has received specific authority from its Board of Directors to carry out the proposed warrant purchase transaction.

                This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement.

                This Agreement shall for all purposes be deemed to be made under, and shall be construed in accordance with, the laws of the State of Texas.

                This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the respective parties hereto.

                This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

                This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors, and assigns.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the 18th day of September, 2007.

COMPANY:			SELLER:

TGC Industries, Inc.

By:
Wayne Whitener,
President and Chief
Executive Officer